CONSENT OF THE CARSON MEDLIN COMPANY




We hereby consent to the inclusion as Appendix "C" to the Prospectus/Proxy Statement constituting part of the Registration Statement on Form S-4 of Synovus Financial Corporation of our letter to the Board of Directors of Carolina Southern Bank and to the references made to such letter and to the firm in such Prospectus/Proxy Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 of the rules and regulations of the Securities and Exchange Commission thereunder.

                                          /s/The Carson Medlin Company

                                          THE CARSON MEDLIN COMPANY

Tampa, Florida
November 20, 2000


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